Exhibit 10.15

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONSULTANCY SERVICE AGREEMENT

No.: 2309/2022/HDDV/VES-VF

This consultancy service agreement (“Agreement”) is made and takes effect from September 23, 2022 (“Effective Date”) by and between:

VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY, a company established and operated in accordance with Vietnamese law, having head office at Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.

(hereinafter referred to as “VINFAST”)

and

VINES ENERGY SOLUTIONS JOINT STOCK COMPANY, a company established and operated in accordance with Vietnamese law, having head office at Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.

(hereinafter referred to as “VINES”).

Bank account information of VINES:

- Beneficiary:	VINES ENERGY SOLUTIONS JOINT STOCK COMPANY
- Bank account No.:	[***]
- Bank:	[***]
- Bank address:	[***]

WHEREAS:

-	VINFAST currently has the need to be provided with strategic consultancy services regarding the development of battery for use in electric cars and motorbikes of VINFAST (“Battery”).

-	VINES is capable and is willing to provide consultancy services to meet VINFAST’s needs.

THEREFORE, the parties agree to enter into the Regular Consultancy Service Agreement with the following terms and conditions:

Article 1. Scope of consultancy, method of consultancy, term of consultancy

1.1.	Scope of consultancy:

VINES agrees to provide and VINFAST agrees to use the strategic consultancy service related to the development of Battery (referred to as “Strategic cooperation on Battery development”) during the whole effective duration of the Agreement, including but not limited to:

i.	Regularly update, consult on new Battery technologies and research and apply such technologies to VINFAST’s products;

ii.	Consult and support VINFAST on Battery supply sources;

iii.	Consult and support VINFAST to search and build a network of Battery providers;

iv.	Consult and support VINFAST on optimization of input materials price and finished Battery products price;

v.	Consult and support VINFAST during the testing and development of Battery;

vi.	Consult and support VINFAST on Battery recycling solutions;

vii.	Consult and support VINFAST to negotiate agreements related to the Strategic cooperation on Battery development projects;

viii.	Consult on applying for certificates/certifications for Battery (if requested by VINFAST);

ix.	Consult on other matters related to Battery.

1.2.	Method of consultancy/Handover products: directly or by email/in writing subject to each task and/or as requested by VINFAST.

1.3.

Support of VINFAST: during the whole duration of and for the purpose of performing this Agreement, VINFAST agrees for VINES to borrow, use the machinery for testing, developing Battery and other equipment (if required) of VINFAST to provide services to VINFAST as agreed, provided that the use of such assets must ensure prudence and comply with the regulations on management and use of VINFAST’s assets. The handover and return of assets will be made in writing by the Parties and shall be deemed a document appended to this Agreement.

Article 2. Service fee

The service fee that VINFAST is required to pay VINES under this Agreement includes Fixed service fee and actual expenses incurred. In particular:

2.1.	Fixed service fee: VINFAST is required to pay VINES a service fee of VND120,000,000 (one hundred and twenty million Dong) per month for a Battery model, exclusive of taxes and other related costs.

2.2.

Expenses incurred: VINFAST is required to pay VINES the exepenses incurred such as travel and accommodation expenses of consultants when working outside of Hanoi City, international communication expenses and other official expenses must be paid to agencies, organizations in the course of performing the work which VINFAST requested and confirmed before performing. For expenses incurred (if any), VINES must notify in advance and obtain VINFAST’s confirmation before performing. The payment amount will be based on the actual invoices and documents incurred.

Article 3. Method of payment:

3.1.

The fixed service fee and expenses incurred shall be paid by monthly bank transfer to VINES’ account. The fixed service fee of the first month and the last month of the Agreement are calculated on the ratio of actual days incurred.

3.2.	Payment term: Within [***] days after receiving VINES’ payment request, valid financial invoices and other documents evidencing expenses incurred (if any).

Article 4. Late payment penalty

In the event VINFAST is late to pay the service fee, VINFAST is obliged to pay VINES the interest on the late payment amount according to the [***]-month term loan interest rate published by the Joint Stock Commercial Bank For Foreign Trade Of Vietnam at the at the time of payment and corresponding to the late payment time. The payment of service fee is deemed late payment when on the payment due date VINES does not receive or does not receive in full the service fee required to be paid which is not due to fault of VINES or as a result of Force Majeure event.

Article 5. Limitation on liability

5.1.	VINFAST is solely responsible for using or relying on any advice or suggestions, recommendations of VINES during the performance and completion of the service.

5.2.

VINFAST shall decide by its own discretion and accepts to be solely responsible for any problems or incidents that may arise if the proposal or recommendation made by VINES related to the service is not performed or is partially performed.

5.3.

VINFAST is responsible for providing complete and timely information, data, figures, records, technology, systems, etc. which may be necessary for the performance of the service. Unless otherwise agreed in writing, VINES will rely solely on the information provided by VINFAST without verifying its accuracy.

5.4.

VINES is not responsible for any loss that VINFAST suffers or encounters in connection with: (i) services, information, documents during the service performance; (ii) any act or omission of personnel of VINES, or (iii) Force Majeure, whether the loss arises in connection with the Agreement, out of the Agreement, by law or on other grounds.

Article 6. General provisions

6.1.	Term: this Agreement shall take effect from the Effective Date and continue to be effective until the date the parties sign an agreement for liquidation and termination of the Agreement.

6.2.	Other terms and conditions of this Agreement shall be governed by the VINFAST GENERAL TERMS AND CONDITIONS FOR DOMESTIC PURCHASE OF SERVICES (ver 3.0) (referred to as “GTC”).

6.3.	This Agreement is made into 02 (two) originals in Vietnamese, with equal legal validity.

Each Party keeps 01 originals for performance.

REPRESENTATIVE OF VINFAST	REPRESENTATIVE OF VINES

/s/ [***]	/s/ [***]